Property Buying/Selling Contract

Parties to the Transaction:

Seller (Party A):	Xiangdong Zhang
National ID No.:	230602197105260010
Home Address:	Room 3-302, 9-14 Liming Community, Sa’ertu District, Daqing, Heilongjiang Province

Buyer (Party B):	Daqing QKL Chain Commerce & Trade Co. Ltd
Operation Permit No.:	2036022702878096
Legal Representative:	Zhuangyi Wang
Registered Address:	7th Street, Dongfeng New Village, Sa’ertu District, Daqing

Whereas:

1,   Party A is the owner of the property under this contract and has obtained consent from the person(s) who has relevant rights to the property with respect to the disposition of the said property;

2,   Party A desires to sell the property to Party B;

3,   Party B desires to buy the said property;

Therefore, pursuant to the “PRC Contract Law” and other relevant statutes, Party A and Party B, on the voluntary and equal basis, agree and enter into this contract with regard to the contemplated purchase of the property by Party B from Party A so as to define each party’s rights and obligations and to ensure that the contract is honored and jointly carried out by both parties.

I.   Party A guarantees that Party A has the complete disposition right to the property under the contemplated sale, and guarantees that PA has complied with the relevant state regulations and that there are no disputes involving its ownership right nor disputes involving any debt obligations.  If for any reason on Party A’s part that results in the failure to complete the registration of property ownership right or in any disputes about debt obligations, Party B has the right to terminate the contract.

II.   The location and area of the property:

1,    The property under this contract refers to the one that is situated at 1 Nanreyuan Street, Dongfeng New Village, Saertu District, Daqing.

2,   The property certificate is “(Daqing) Sa’ertu District NA234677”; the suites 1 to 5 of the property have total construction area of 4897.64 square meters.

3,   The land use right corresponding to the property under this contract is also transferred.

III.   Pricing Method and Price

The total transaction price for the property is RMB 75,000,000 (Renmingbi Seventy-Five Million).  The price of the land use right corresponding to the property under this contract is included in the total transaction price, and the apportioned construction area of the public facilities and public rooms will not be separately priced.

IV.   Method and Term of Payment

Party A and Party B agree to the payment method as follows:

On the day of executing the contract, Party B shall pay the total transaction price of RMB 75,000,000 in one lump sum to Party A.

V.   Provisions regarding the delivery, and registration of property ownership right, of the property

1,   Party A shall bear all the fees and expenses incurred before the transfer of the property.

2,   Party A must process the property transfer procedures (meaning the property’s “Property Ownership Certificate” and “Land Use Right Certificate”) within 60 days after the execution of the contract, and register the property ownership right under the name of Party B in a timely manner.  Failure to do so shall be considered breach of contract on Party A’s part.

VI.   Provision regarding sharing of taxes and fees

1,   Party B shall bear all the transaction taxes and fees, property ownership registration fees, transaction handling fees incurred by Party A in processing the transfer of the property to the name of Party B.

VII.   Breach of Contract

1,   If Party B fails to make the payment for the transaction price according to the provisions of this contract, Party B shall pay a penalty of 0.01% of the price amount that should be paid for each day past due starting from the day after the due date for the price amount that should be paid until the day that the price amount that should be paid has been actually paid in full.

2,   If Party A fails to deliver the property within the time period according to the provisions of this contract, Party A shall pay a penalty of 0.01% of the price of the property for each day past the delivery date starting from the day after the delivery date until the actual delivery of the property.

VIII.   Resolution of Conflicts

The parties to this contract must resolve any conflict arising from the performance of this contact through discussion and negotiation; or the dispute must be submitted to the people’s court in the jurisdiction where the property is located.

IX.   Special Provision

After the delivery of the property, Party B shall be entitled to all the compensation for the property and for its corresponding land in the event of the occurrence of expropriation and relocation of the property.

X.   Disclaimer

1,   Neither Party A nor Party B has any responsibility to compensate for any loss caused by the inability to perform this contract as the result of Force Majeure.

2,   Force Majeure refers to “objective circumstances that are unpredictable and unavoidable and that cannot be overcome.”

XI.   Representation and Warranty

1,   Party A warrants:   Party A has complete disposition right to the property under this contract.

2,   Party B warrants:   Party B is in good faith and is willing to purchase the property under this contract.

XII.   This contract has one original and two copies, with one copy to each party, and all of them have the equal legal power.  This contract becomes effective after it is executed by both parties.

XIII.   Other matters that are not covered in this contract may be provided separately; and such supplementary provisions, upon approval by the signatures and/or seals of both parties, have the equal legal binding power as this contract.

XIV.   Other items stipulated by both parties:

Seller (Party A):	/s/ Xiangdong Zhang

Date:	December 30, 2009

Buyer (Party B):	Daqing QKL Chain Store Co. Ltd (seal)

Date:	December 30, 2009